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                                                                   EXHIBIT 10.14


                           NOBLE DRILLING CORPORATION
                           SHORT TERM INCENTIVE PLAN

                              Revised: July 1997*



PURPOSE

         The success of Noble Drilling Corporation ("Noble Drilling") and its subsidiaries (collectively, unless the context otherwise requires, the "Company") is a result of the collective efforts of all employees. Each position within the Company has the ability to make a positive contribution to key factors making up the components used to measure a successful year. Those components include factors such as increase in shareholder value and increase in net income, year to year. In order to intensify each employee's attention on available opportunities to increase revenues, control costs and seek out profitable ventures, the Company maintains a bonus program that rewards employees for successful achievement of specific goals. It is management's belief that shareholders will benefit from the creation of an environment that ties employee compensation to the success of the Company.

PARTICIPATION AND ELIGIBILITY

         The bonus plan covers all full-time employees in salary classifications 18 and higher who have completed one year of service at the close of the bonus plan year, which will be a calendar year. The bonus earned by employees with less than two full years of service will be adjusted based upon the number of full months employed compared to twenty-four months. Additionally, no bonus payments will be made for a partial year of service. Eligibility will be determined from the employee roster at close of the bonus plan year and employees must be actively employed with the Company on the day which bonus payments are made to receive a bonus payment.

STRUCTURE
TARGET BONUS

         The target bonus amount shall be determined on an aggregate basis for each operating region and department. The target bonus shall be the base salary at year end of eligible employees multiplied times the appropriate percentage factor assigned to the salary classification. Salary classifications and target bonus factors are as follows:



*Established 1977
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       Salary Classification1                          Target Factor
       ---------------------                           -------------

         18N through 19N                                     10%
         20N through 23N*                                    15%
         24N through 25N                                     25%
         26N through 27N                                     30%
         28N through 32N                                     35%
         30C through 32C                                     45%
         33C through 36C                                     55%
         37C                                                 75%

There is some grade classification variance by division.

GOALS

         At the end of each year, the total bonus pool will be determined by the Board of Directors, considering target bonus levels, the Board's assessment of overall company results, and attainment of specific, predetermined division or corporate goals. Goals in the following categories will be recommended each year by the Chief Executive Officer of Noble Drilling Corporation and approved by the Board of Directors for the Corporation and for each hemisphere and operating region. The percentage weighting assigned to each goal shall be as follows subject to annual review by the Board of Directors.

         Corporate Goals                              Assigned Weight
         ---------------                              ---------------

         1.      Total shareholder return                    50%
         2.      Return on invested capital                  50%


         Division Goals                               Assigned Weight
         --------------                               ---------------
         (Gulf Coast Marine, Middle East, Venezuela,
          Nigeria, Angola, Nedscan, Brazil and Hibernia)

         1.      Return on invested capital                  35%
         2.      Budgeted total daily operating costs        35%
         3.      Budgeted capital expenditures               10%
         4.      Safety results                              10%
         5.      Rig maintenance and appearance              10%


* Toolpushers in all divisions, except the U.K., will be in a 10% bonus category. Platform Superintendents and Toolpushers in the U.K. division will be in a special 5% bonus category.


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         U.K. and Triton Goals                        Assigned Weight
         ---------------------                        ---------------

         1.      Net income improvement                        80%
         2.      Safety results                                20%


         The goal weighting percentage will be used in measuring overall performance, considering measurement of actual results measured against the goal for each factor. The adjustment to the goal weighting will be based upon the following schedule.


         Goal Achievement Range                       Adjustment Factor
         ----------------------                       -----------------

         Greater than 135%                                     2.00
         126--135%                                             1.75
         116--125%                                             1.50
         106--115%                                             1.25
          96--105%                                             1.00
          86-- 95%                                              .75
          76-- 85%                                              .50
         Less than 75%                                          .00

         The target bonus for corporate employees will be adjusted to reflect the combined percentage of achievement of all assigned corporate goals. The target bonus for operating region employees will be adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 50 percent for operating region goal achievement and 50 percent for corporate goal achievement. Accordingly, the bonus payable to operating region employees is dependent on the level of achievement of both hemisphere, operating region and corporate goals. The dollar amount of the bonus payable, if any, will be calculated using the target bonus amount times the applicable multiplier determined under the following adjustment schedule:

             Combined                                   Target Bonus
         Goal Achievement                                  Payable
         ----------------                                  -------

         Greater than 160%                                   2.00
         141--160%                                           1.75
         131--140%                                           1.50
         121--130%                                           1.40
         106--120%                                           1.20
          96--105%                                           1.00
          76-- 95%                                            .75
          66-- 75%                                            .25
         Below 65%                                            .00

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BONUS ALLOCATION

         All employees in salary classifications 18N through 37C shall receive a bonus (assuming a bonus is payable) as calculated using the target bonus times the applicable multiplier. The remaining bonus pool shall be allocated to eligible employees within the hemispheres, regions or departments based upon merit. Deviation above or below the target bonus percent must be justified in writing by the employee's supervisor. Hemisphere Managing Directors, Region Managers and department heads shall submit the allocated bonus listing to the Chief Executive Officer of Noble Drilling for review and approval. All bonus calculations, allocations and recommendations are subject to review and approval by the Compensation Committee of the Board of Directors. The Committee and the Chief Executive Officer have the ability to adjust individual bonus calculations as deemed to be appropriate for any reason.

GOAL FLEXIBILITY

         It is intended that the total bonus pool will reflect the best judgment of the Board of Directors in determining overall Company performance for the year. In determining overall Company performance, the Board will consider the Company's performance in relation to the pre-determined goals and market conditions. However, because the goals are established in November/December of the preceding plan year, some consideration to subsequent budget revisions may be given. It is expected that the Company will prepare budgets and forecasts in October/November of the plan year. If such budgets have substantially changed due to subsequent events, then the Chief Executive Officer of Noble Drilling Corporation shall, at his discretion, submit revised goals to the Board of Directors of Noble Drilling for its approval. Revision(s) to the goals can be considered subsequent to April at the Board's discretion.





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